Exhibit 10.8

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SECOND AMENDED AND RESTATED SERVICES AGREEMENT

THIS SERVICES AGREEMENT, originally made and entered into as of February 15, 2002 (the “Effective Date”), as amended by that First Amendment to the Services Agreement dated as of October 3, 2003 by and between TIVO INC., a Delaware corporation (“TiVo”), and DIRECTV, INC., a California corporation (“DIRECTV”), as amended and restated in full as of March 31, 2005 (the “First Restatement Effective Date”) and as amended by that First Amendment to the Amended and Restated Services Agreement dated as of April 7, 2006, that Second Amendment to the Amended and Restated Services Agreement dated as of July 25, 2007, and that Third Amendment to the Amended and Restated Services Agreement dated as of January 25, 2008, is hereby amended and restated in full as of September 2, 2008 (the “Second Restatement Effective Date”). (As so amended and restated herein, the “Agreement.”)

RECITALS

WHEREAS, TiVo has developed and commercially launched stand alone set-top receivers (the “Stand Alone Receivers”) that allow consumers to receive the personalized television services provided by TiVo;

WHEREAS, the parties have developed and commercially launched a DIRECTV-TiVo combination receiver referred to as the “Reno Receiver”, and have entered into a Development Agreement dated February 15, 2002, as amended and restated (the “Development Agreement”), relating to the development, production and marketing of additional DIRECTV-TiVo combination receivers referred to therein as the “Provo Receiver”, at DIRECTV’s option, a DIRECTV-TiVo combination receiver referred to therein as the “Two-Chip Receiver”, and a DIRECTV-TiVo combination receiver referred to therein as the “DIRECTV TE Receiver” (the Reno Receiver, Provo Receiver and Two-Chip Receiver are collectively referred to herein as “Legacy Combination Receivers”, and the Legacy Combination Receivers and the DIRECTV TE Receiver are collectively referred to herein as the “Combination Receivers”); and

WHEREAS, the parties mutually desire that TiVo license the Authoring Tools (as defined herein) to DIRECTV for use in conjunction with the DIRECTV Service, as well as provide certain value-added services to DIRECTV.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises and undertakings set forth in this Agreement, the parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS. The capitalized terms in this Agreement shall have the following meaning:

1.1 “Approved Lead Generation Functionality” shall mean each instance of Lead Generation and Submission Functionality that has been approved by DIRECTV for distribution to the Combination Receivers, in accordance with Exhibit C.

1.2 “Authoring Tools” shall be the tools set forth in Exhibit A, any updates or upgrades thereto, and any other tools provided by TiVo to DIRECTV that permit authoring of promotional or advertising content or functionality for TiVo Receivers.

Confidential

1.3 “Central Promotion” shall mean content (e.g., text with a gold star graphical element) that is placed in the Combination Receiver main menu (e.g., DIRECTV Central) to promote a Showcase and which may be selected by the end user to display such Showcase.

1.4 “First Amendment Effective Date” means April 7, 2006.

1.5 “i-Preview Tags” shall mean software tags inserted into line 21 of the vertical blanking interval (“VBI”), or any digital equivalent (including, without limitation, EIA-708-B data) of broadcast or cable television video signals using the Authoring Tools to cause TiVo Receivers to display user interface elements superimposed over video content where such user interface elements may be selected by the end user of a TiVo Receiver to schedule recordings or display Showcases.

1.6 “Lead Generation and Submission Functionality” shall mean any content or functionality created using the Authoring Tools that requires the customer to initiate a process whereby customer information (e.g., customer address or credit card) is used to provide the customer with a product, service, information, or inclusion in a promotional mailing list.

1.7 “Launch Period” shall mean the 18 month period beginning on the Program Placement Launch Date.

1.8 [*]

1.9 “Program Placement” means TiVoVision accessed from a dialog screen within a Combination Receiver’s user interface at the conclusion of a recorded program.

1.10 “Program Placement Launch Date” means June 14, 2008.

1.11 “Second Amendment Effective Date” means July 25, 2007.

1.12 “Showcases” shall mean any user interface elements created using the Authoring Tools that may be selected, accessed or viewed by the end user of a TiVo Receiver and that are used for promotional or advertising purposes, including, without limitation, the display of images and/or text, playback of video and/or audio clips, Lead Generation and Submission Functionality, and functionality to schedule promoted recordings, subscribe to services or purchase products.

1.13 “TiVo Receiver” shall mean any Stand Alone Receiver or any Combination Receiver.

1.14 “TiVoVision” shall mean any promotional and advertising content or functionality for TiVo Receivers that is created using the Authoring Tools other than i-Preview Tags, including, without limitation, Showcases and Lead Generation and Submission Functionality.

Unless otherwise defined herein, capitalized terms shall have the respective meanings as defined in the Development Agreement.

2. LICENSE GRANTS; COMMERCIAL USE.

2.1 License Grant. Subject to the terms and conditions of this Agreement, TiVo grants to DIRECTV a nontransferable (except as set forth in Section 13.4 (Successors; Assigns)) license to internally use, perform, display and reproduce (or to engage a third party to do any of the foregoing on behalf of DIRECTV) the Authoring Tools solely to exercise its rights set forth in this Section 2.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

2.2	i-Preview.

(a) DIRECTV’s Commercial Use. DIRECTV may use the Authoring Tools to create and distribute i-Preview Tags to end users of Combination Receivers (such use, “DIRECTV’s i-Preview Use”). Any revenues actually received by DIRECTV resulting from DIRECTV’s i-Preview Use will be retained by DIRECTV solely and will not be subject to a revenue share with TiVo.

(b) TiVo’s Commercial Use. DIRECTV grants TiVo the right to distribute i-Preview Tags to Combination Receivers (such use, as restricted below, “TiVo’s i-Preview Use”); provided, however, that TiVo may not distribute to Combination Receivers any i-Preview Tag which [*]. Any revenues actually received by TiVo resulting from TiVo’s i-Preview Use will be retained by TiVo solely and will not be subject to a revenue share with DIRECTV. TiVo may sublicense the above rights to any licensee of the Authoring Tools [*].

(c) TiVo i-Preview Tag Reports. TiVo shall [*], provide DIRECTV with notice of any i-Preview Tags inserted into television commercials by TiVo, indicating the content/type of tag, the type of product or service advertised, and proposed location of any graphical elements that will appear within such television commercial. DIRECTV will [*] notify TiVo [*].

(d) DIRECTV i-Preview Pass Through Obligation. DIRECTV shall pass through i-Preview Tags via line 21 of the VBI, or via any digital equivalent (including, without limitation, EIA-708-B data) without any restriction, modification, alteration or other interference by DIRECTV, provided no action is required by DIRECTV to pass through such i-Preview Tags (i.e., DIRECTV passes (or reconstitutes) information received via line 21 of the VBI, or via such digital equivalent, in its regular course of business, without modification) [*].

2.3	TiVoVision.

(a) DIRECTV’s TiVoVision Use. DIRECTV may use the Authoring Tools to create and distribute TiVoVision to Combination Receivers (such use, “DIRECTV’s TiVoVision Use”); provided, however, that DIRECTV may not use the Authoring Tools to create or distribute Program Placements for Legacy Combination Receivers until the expiration of the Launch Period. For clarity, DIRECTV may use the Authoring Tools to create or distribute Program Placements for DIRECTV TE Receivers at such time as DIRECTV determines and without further agreement required by TiVo. Any revenue actually received by DIRECTV resulting from DIRECTV’s TiVoVision Use will be retained by DIRECTV solely and will not be subject to a revenue share with TiVo.

(b) TiVo’s TiVoVision Use. DIRECTV grants TiVo the right to distribute TiVoVision to Combination Receivers (such use, “TiVo’s TiVoVision Use”); provided, however, that TiVo may not distribute to Combination Receivers any TiVoVision which (i) [*], (ii) [*], (iii) is rejected by DIRECTV pursuant to DIRECTV’s editorial review rights described in Section 6.3(a), (iv) includes any Lead Generation and Submission Functionality that is not an instance of Approved Lead Generation Functionality, or (v) will negatively impact the business relationship between DIRECTV and a third party [*], is participating in [*], or is a [*] to DIRECTV. For purposes of clarification, the fact that DIRECTV is or may be negotiating with a third party to create or distribute TiVoVision for such third party (programmer or other) shall not be deemed to create such negative impact. Notwithstanding the foregoing, if after the Commercial TE Launch (as defined in the Development Agreement) TiVo desires

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

to use TiVoVision to distribute advertising regarding the DIRECTV TE Receivers to Legacy Combination Receivers, DIRECTV will not withhold or delay consent to such distribution, provided that [*] and TiVo and DIRECTV agree upon reasonable limits on the timing and frequency of such advertising (as appropriate, depending upon the customer call to action) to [*]. Any revenues actually received by TiVo resulting from TiVo’s TiVoVision Use will be retained by TiVo solely and will not be subject to a revenue share with DIRECTV. During the Term, DIRECTV will provide TiVo with contact information for (i) a DIRECTV employee or contractor responsible for the network connections and ticker servers at DIRECTV that are used to distribute TiVoVision to Combination Receivers via satellite broadcast and (ii) a DIRECTV employee to whom issues may be escalated. In the event of any change in such contact information or assigned personnel, DIRECTV will promptly update TiVo with new contact information for the assigned personnel.

(c) TiVo’s Hard Disk Allocation; Program Placement Allocation. DIRECTV shall allocate for TiVo’s TiVoVision Use in each Legacy Combination Receiver the greater of (i) [*] in such Legacy Combination Receiver (assuming use of the best recording quality setting for such Legacy Combination Receiver) without regard to the standards or technology employed by or used in such Legacy Combination Receiver; or (ii) [*] in such Legacy Combination Receiver. DIRECTV shall allocate for TiVo’s TiVoVision Use in each DIRECTV TE Receiver [*] and, if DIRECTV extends the Term of the Development Agreement pursuant to Section 9.1 thereof, DIRECTV shall allocate for TiVo’s TiVoVision Use in each DIRECTV TE Receiver [*]. The hard disk allocation set forth above shall be referred to as the “TiVo Hard Disk Allocation” for each such Combination Receiver.

(i) In addition to the TiVo Hard Disk Allocation, [*] DIRECTV shall allocate in each Combination Receiver [*] in such Combination Receiver (assuming use of the best recording quality setting for such Combination Receiver) without regard to the standards or technology employed by or used in such Combination Receiver. Such additional allocation shall be referred to as the “Program Placement Allocation” for each such Combination Receiver. Without limiting TiVo’s right to distribute TiVoVision (including, but not limited to, distribution of Program Placements) to the Hard Disk Allocation of each Combination Receiver, during the Launch Period, the Program Placement Allocation will be allocated for TiVo’s distribution of Program Placements to Combination Receivers subject to the terms, conditions and restrictions applicable to TiVo’s TiVoVision Use including, but not limited to, the terms, conditions and restrictions set forth in Section 2.3(b) above. Notwithstanding the foregoing, during the [*] (i) DIRECTV will [*] the Program Placement Allocation for TiVo’s use and (ii) subject to technical feasibility, DIRECTV and TiVo will use commercially reasonable efforts to make excess capacity within the Program Placement Allocation available for TiVo’s distribution of Program Placements solely to the extent that such excess capacity is not immaterial and is sufficiently persistent to provide commercial value. Except as expressly agreed by the parties in writing, all rights and obligations of the parties with respect to the Program Placement Allocation shall terminate at the expiration of the Launch Period.

(ii) DIRECTV shall use commercially reasonable efforts to avoid broadcasting any content that would overwrite or otherwise make unavailable any data (whether video clips, Showcases or otherwise) resulting from TiVo’s TiVoVision Use in the TiVo Hard Disk Allocation or from TiVo’s Program Placement Use in the Program Placement Allocation. Notwithstanding the foregoing, in the event that DIRECTV causes, or expects to cause, any such data to be overwritten on any Combination Receiver, DIRECTV shall use commercially reasonable efforts

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

to broadcast or re-broadcast any such data to such Combination Receiver as soon as practicable. The parties shall work together in good faith to manage throughout the Term, a process whereby both parties are able to track the status of network hard disk capacity in fielded Combination Receivers in order to assist the reliable delivery and capture of content. Such process shall be used in connection with the management of the TiVo Hard Disk Allocation and Program Placement Allocation as described in this Section 2.3(c).

(d) Satellite Broadcast Time. DIRECTV shall allocate to TiVo [*] of simultaneous, system-wide broadcast time, solely for TiVo’s use in distributing any Showcase content that will be available from within a Showcase (but not content that is recorded through a user-initiated record object), to the reserved portion of hard disk space in Combination Receivers in connection with TiVo’s rights under this Agreement. DIRECTV shall provide such broadcast time [*] on a recurring schedule each week, and shall provide TiVo with reasonable advance notice of any changes in such schedule.

(e) Showcase Grid Placement. With respect to the “Showcase” grid of Legacy Combination Receivers, the Parties agree as follows: DIRECTV shall be entitled to use [*] cells [*], within the [*] rows (each row is comprised of four cells), and TiVo shall be entitled to use [*], within the [*] row. If DIRECTV requires more than [*] cells [*], DIRECTV shall use [*] rows [*]. If TiVo requires more than [*] cells [*] and DIRECTV has occupied [*] rows [*] and no more, TiVo shall use the cells in the [*] row [*] for each additional cell required. If TiVo requires more than [*] cells above the fold and DIRECTV has occupied [*] cells [*] and additional cells [*], TiVo shall use [*] cells following (adjacent to) the cells used by DIRECTV [*]. If DIRECTV is using less than [*] cells [*], TiVo’s cells will move up such that TiVo’s cells will start immediately [*] DIRECTV’s last used cell. If TiVo is using less than [*] cells [*] and DIRECTV requires more than [*] cells [*], DIRECTV shall use [*] cells in the [*] row, provided, however, that TiVo’s used cells are all [*]. For purposes of this Section 2.3(e), the “[*]” refers to the [*]. DIRECTV and TiVo will work together to determine the applicability of the foregoing Showcase grid allocation for purposes of the DIRECTV TE Receiver and to the extent the foregoing Showcase grid allocation is inapplicable, the parties will [*] inventory allocation [*] in a manner that permits the parties to share inventory [*] with the foregoing.

(f) Central Promotions; Other TiVoVision Inventory. Due to the limited number of times end users of Combination Receivers may [*] and to permit effective promotion of Showcases from the main menu, the parties agree to limit the number of Central Promotions to [*], unless otherwise agreed. Notwithstanding anything to the contrary in this Agreement, each party may distribute no more than [*] Central Promotions [*] to any given group of Combination Receivers, unless otherwise agreed. If the [*] for other TiVoVision is constrained or limited at any particular time, the parties will allocate the available inventory [*] that permits the parties to share such inventory (e.g., by rotating inventory, allocating particular time periods, etc.) on [*] basis, consistent with [*].

(g) DIRECTV Requests for Showcase Distribution to Stand Alone Receivers. With respect to any Showcase that DIRECTV plans to distribute to Combination Receivers under this Agreement, DIRECTV may request distribution of such Showcase to the Stand Alone Receivers by sending such request in writing to TiVo’s Director of Advertising Sales, with a copy to TiVo’s Advertising and Research Sales Manager, specifying the brand to be advertised, proposed start date and duration, and number of minutes of video content. TiVo will consider each such distribution request in

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

good faith and offer such distribution to DIRECTV unless TiVo reasonably determines that (i) [*]; or (ii) [*]. TiVo will use reasonable efforts to respond to any such request [*] and will endeavor to respond [*] whenever possible. The response from TiVo will indicate whether TiVo will offer distribution of such Showcase to the Stand Alone Receivers and, if so, the terms and conditions for such distribution, including available start dates and fees for such distribution [*]. Notwithstanding anything to the contrary in the foregoing, any Showcase to be distributed to the Stand Alone Receivers pursuant to this Section 2.3(g) may be rejected by TiVo pursuant to TiVo’s editorial review rights described in Section 6.3(b).

(h) No False or Misleading Representations. TiVo shall use commercially reasonable efforts to see that its employees do not intentionally misrepresent TiVo’s rights to distribute TiVoVision to the Combination Receivers under this Agreement (e.g., TiVo will use commercially reasonable efforts to see that its employees do not represent that TiVo may distribute Showcases to Combination Receivers that [*]). DIRECTV shall use commercially reasonable efforts to see that its employees do not intentionally misrepresent DIRECTV’s rights under this Agreement (e.g., DIRECTV will use commercially reasonable efforts to see that its employees do not represent that DIRECTV has the right to distribute Showcases to Stand Alone Receivers).

(i) Revenue Share for Program Placements. Notwithstanding anything in Section 2.3(b) to the contrary, during the Launch Period, TiVo will share revenue resulting from Program Placements distributed to the Program Placement Allocation of Combination Receivers as set forth on Exhibit D hereto. TiVo will pay DIRECTV such amounts quarterly by check or wire transfer with payment for a particular calendar quarter due 45 days after such calendar quarter. TiVo will include with such payment a report setting forth the Program Placements that were distributed during the applicable calendar quarter to the Program Placement Allocation and the Net Revenue (including a detailed list of all duties, taxes, expenses and commissions that were deducted from gross revenue to calculate Net Revenue, as defined in Exhibit D) associated therewith. The obligations set forth in this Section 2.3(i) will expire upon expiration of the Launch Period, except for outstanding payment obligations as of such date.

(j) Recordkeeping; Audit Rights. TiVo shall maintain books and records related to the revenue share set forth in Section 2.3(i) for no less than [*] after the Launch Period or such longer period as may be required by a timely noticed audit as provided herein. During the Launch Period and for [*] thereafter, DIRECTV shall have the right, at its cost, to appoint an independent auditor, agreed to by TiVo (not to be unreasonably withheld), on sixty (60) days’ advance written notice to TiVo, to examine at TiVo’s premises TiVo’s books and records that directly relate to the revenue share set forth in Section 2.3(i). Such examination right may be exercised once per twelve (12) months and once audited, books, records and revenue share payments for a given time period may not be subsequently reaudited. DIRECTV will ensure that such independent auditor conducts such examination during TiVo’s regular business hours and in a manner that does not unreasonably interfere with TiVo’s business activities. Such independent auditor will determine TiVo’s compliance with such payment obligations and report such determination in writing to each of TiVo and DIRECTV. If any such examination reveals a discrepancy in the amount actually paid to DIRECTV and the amount which should have been paid to DIRECTV, then (i) in the event of an overpayment by TiVo, DIRECTV shall promptly pay to TiVo the amount by which DIRECTV was overpaid, and (ii) in the event of any underpayment by TiVo, TiVo shall promptly pay to DIRECTV the amount by which DIRECTV was underpaid, plus interest on the amount of such underpayment at the rate of [*] or portion thereof (or, if lower, the maximum rate permitted by law), from the date on which such amount should have been paid to DIRECTV through the date on which payment

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

of such underpayment is actually made to DIRECTV. If any such examination reveals an underpayment in excess of [*] of the amount which should have been paid to DIRECTV, then TiVo will pay DIRECTV’s reasonable out-of-pocket costs for the independent auditor provided that such costs do not exceed the amount of the underpayment.

2.4 License Restrictions. DIRECTV acknowledges and agrees that the Authoring Tools contain valuable trade secrets of TiVo, and, except as otherwise expressly provided herein, DIRECTV shall not, and shall not provide permission to any third party, to: (a) translate, reverse engineer, decompile, disassemble, or attempt to derive the source code of the Authoring Tools; (b) sublicense, rent, lease, loan, timeshare, sell, distribute, assign or transfer any rights in, grant a security interest in, or transfer possession of any Authoring Tools; or (c) obfuscate, alter or remove any of TiVo’s copyright or other proprietary rights notices or legends appearing on or in the Authoring Tools.

2.5 Reservation of Rights; Ownership. Without limiting the rights granted to DIRECTV in Section 2.1 (License Grant), TiVo has and shall retain exclusive ownership of all of its right, title and interest in and to the Authoring Tools, and, other than the rights granted in Section 2.1, no other license, right, or interest is granted to DIRECTV by implication, estoppel, or otherwise, for any purpose.

2.6 Combination Receiver Software Capabilities. Notwithstanding anything to the contrary in this Agreement, in no event shall either party utilize i-Preview Tags or TiVoVision to invoke a new feature or functionality in any Combination Receiver unless and until such new feature or functionality (or any modification thereto) has been approved by the parties for use in such Combination Receiver in accordance with the Development Agreement. For purposes of clarification, all features and functionality available hereunder in the Legacy Combination Receivers as of the Second Restatement Effective Date are deemed approved for distribution to all Combination Receivers, provided that, in the case of DIRECTV TE Receivers, [*] has been approved or finalized pursuant to the Development Agreement.

3. USAGE DATA.

3.1 Ownership and Control of Usage Data. Following the transition of any current TiVo Service subscribers to DIRECTV pursuant to the Development Agreement, DIRECTV shall own and control all Combination Receiver usage data received or otherwise collected from the Combination Receivers. DIRECTV hereby grants TiVo the right to use [*] usage data [*] collected by TiVo from the Legacy Receivers and used to generate reports or services licensed or sold to third parties [*] (such [*] usage data, the “Usage Data”), in accordance with this Section 3 (Usage Data). For clarity, in no event shall the Usage Data include [*].

(a)	Subject to applicable Laws and the terms of the DIRECTV Privacy Policy (as such terms are defined below), DIRECTV shall allow TiVo to collect Usage Data directly from the Legacy Combination Receivers [*]. TiVo [*] its receipt or collection of the Usage Data from the Legacy Combination Receivers. To the extent any Usage Data from the Legacy Combination Receivers is in the possession of TiVo, TiVo agrees to transfer, provide and otherwise make available such Usage Data to DIRECTV in accordance with Section 6.2.

(b)

Subject to development and delivery by TiVo of the necessary software, tools and specifications required by DIRECTV [*], all as outlined in the TE Statement of Work or a PCR thereto under the Development Agreement, including specifications for third party hardware and software, if

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

any, required for such activities, DIRECTV shall provide the Usage Data from the DIRECTV TE Receivers to TiVo [*], consistent with the [*]. At such time as the number of active TE Receivers [*] with collection by DIRECTV of all Usage Data from the TE Receivers, along with any [*] with storing, sorting or otherwise managing the Usage Data and [*] distribution of such Usage Data [*] (collectively, “TE Transmission Costs”), provided, that, to the extent DIRECTV [*] uses such Usage Data in a [*] as collected and provided to TiVo hereunder, the parties [*], reflecting such DIRECTV use. DIRECTV shall bill TiVo for the TE Transmission Costs on a monthly basis, with payment due within 45 days of receipt of invoice, or, at DIRECTV’s option, DIRECTV may offset the monthly TE Transmission Costs against amounts otherwise due to TiVo pursuant to the Development Agreement, with detail identifying such TE Transmission Costs amounts in the accompanying payment notice.

3.2 TiVo’s Use of Usage Data. Subject to Sections 3.1 and 3.4 of this Agreement, DIRECTV grants TiVo a non-transferable (except as set forth in Section 13.4 (Successors; Assigns)) license to use, perform, display, reproduce and create derivative works from, or to engage a third party to do any of the foregoing on behalf of TiVo, the Usage Data, provided, however that TiVo may not segregate out solely DIRECTV customers, uses, viewing patterns, programming or other data regarding services available exclusively to DIRECTV subscribers, e.g., NFL Sunday Ticket, or the Combination Receivers (as compared to all TiVo Receivers) (collectively, the “DIRECTV Sort Restriction”), in each case subject to Laws (as defined below) and the then-current DIRECTV privacy policy applicable to Combination Receivers (the “DIRECTV Privacy Policy”). It is understood and agreed that the use or presentation of data related solely to features that are unique to TiVo Receivers other than Combination Receivers shall not be deemed to be a violation of this Section 3.2.

3.3 DIRECTV Sale of Usage Data to Third Parties. DIRECTV owns all Usage Data, and as such, DIRECTV shall have the right to sell or license Usage Data to third parties subject to applicable Laws. Any revenue actually received by DIRECTV resulting from DIRECTV’s use of Usage Data received, derived or otherwise collected from the Combination Receivers will be retained by DIRECTV solely and will not be subject to a revenue share with TiVo.

3.4 TiVo’s Sale of Usage Data to Third Parties. Subject to the terms and conditions of Section 3.1 above, the DIRECTV Sort Restriction, applicable Laws, and the DIRECTV Privacy Policy (a current copy of which is attached hereto as Exhibit B, as amended from time to time), TiVo may offer to sell, sell, offer to license or license to any third party other than a DIRECTV competitor the Usage Data and any derivative work incorporating such Usage Data, provided that such data or derivative works shall in no event include Usage Data derived from “opt-in” panels or non-aggregated data reports. Any revenue actually received by TiVo resulting from TiVo’s use of Usage Data will be retained by TiVo solely and will not be subject to a revenue share with DIRECTV.

4. DIRECTV SERVICES DATA PROTOCOL. The terms and conditions set forth in Exhibit E, attached hereto (DIRECTV Protocols and Agreements for Using Personally Identifiable Information), which is incorporated fully herein by this reference, apply to any Personal Data (as defined in Exhibit E) provided to TiVo or obtained by TiVo under this Agreement. Notwithstanding anything to the contrary in this Agreement, all Personally Identifiable Information (as defined in Exhibit E) provided or disclosed to TiVo by DIRECTV hereunder shall be subject to the provisions of Exhibit E. In the event there are any inconsistencies between this Agreement and Exhibit E, the terms and conditions of Exhibit E shall control.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

5. USE OF EXISTING SERVICES AND FUNCTIONALITIES.

5.1 Existing Marketing Agreement. With respect to the Marketing Agreement, dated April 13, 1999 (the “Marketing Agreement”) DIRECTV and TiVo acknowledge that (i) DIRECTV’s bandwidth obligations under this Agreement superseded DIRECTV’s bandwidth obligations under the Marketing Agreement; and (ii) TiVo’s obligation to provide a Showcase to DIRECTV pursuant to the Marketing Agreement was superseded by the terms of this Agreement. Bandwidth made available under this Agreement by DIRECTV satisfied DIRECTV’s obligations under the Promissory Note referenced in the Marketing Agreement. DIRECTV and TiVo further acknowledge that the Marketing Agreement expired prior to the Second Restatement Effective Date, and in no event shall this Section 5.1 be interpreted to create any ongoing obligation or extension of the parties’ rights and obligations under the Marketing Agreement.

5.2 TiVo’s Use of Network Showcases and TiVolution Magazine. As of the First Restatement Effective Date, TiVo shall terminate the distribution and display of the Showcases commonly referred to by the parties as the “Auto-Generation Showcases” (i.e., those Showcases that are automatically generated and solely schedule recordings) and the “TiVolution Magazine” to Combination Receivers.

6. OTHER CONSIDERATIONS.

6.1 Technical Support.

(a) Technical Assistance. During the Term, TiVo shall provide to DIRECTV commercially reasonable training and technical assistance related to DIRECTV’s reasonable use of the most recent version of the Authoring Tools provided by TiVo to DIRECTV and use of TiVo’s server infrastructure, if applicable, in accordance with this Agreement. In furtherance and not in limitation of the foregoing, TiVo shall provide sufficient technical assistance regarding the then-current version of the Authoring Tools so that (i) [*] of notice from DIRECTV regarding a problem or issue with the Authoring Tools, the appropriate TiVo personnel are available to meet (in person or by phone, as appropriate) with DIRECTV to discuss in detail and provide initial evaluation of the problem or issue and (ii) TiVo shall further evaluate and define the scope of the issue or problem and use commercially reasonable efforts to provide potential solutions thereto within [*] after such initial meeting. Notwithstanding the foregoing, until the earlier of (x) the date when conditions are met to allow use of the most recent version of the Authoring Tools provided by TiVo to DIRECTV or (y) [*] from the First Amendment Effective Date (the earlier of (x) or (y), the “EOL Date”), TiVo shall instead provide to DIRECTV, [*], such commercially reasonable training and technical assistance related to DIRECTV’s reasonable use of the version of Authoring Tools then in use by DIRECTV and use of TiVo’s server infrastructure, if applicable, in accordance with this Agreement. Following the EOL Date and for the remainder of the Term, at DIRECTV’s option, TiVo will provide such commercially reasonable training and technical assistance related to DIRECTV’s reasonable use of the version of Authoring Tools then in use by DIRECTV (if other than the most recent version of the Authoring Tools provided by TiVo to DIRECTV) and use of TiVo’s server infrastructure, if applicable, in accordance with this Agreement, and DIRECTV will pay TiVo for such training and technical assistance at the [*] within 30 days of receipt of an invoice from TiVo for such services.

(b) Upgrades to Authoring Tools. TiVo shall provide upgrades to the Authoring Tools which TiVo creates, if any, during the Term.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

6.2 Technical Support by TiVo for DIRECTV’s Use of Usage Data from Legacy Combination Receivers. At DIRECTV’s option, TiVo agrees to provide to DIRECTV commercially reasonable training, technical assistance and use of TiVo’s data collection, infrastructure and tools in accessing Usage Data from Legacy Combination Receivers at the [*]; provided that, to the extent data requested by DIRECTV is already collected by TiVo and will require [*] to share such data with DIRECTV, TiVo shall do so [*]. Upon request, TiVo will provide DIRECTV with data reports from Legacy Combination Receivers [*], consistent with past practices.

6.3 Editorial Review Rights.

(a) DIRECTV shall have the right to reasonably review and approve the factual accuracy and the creative content generated by TiVo or any third party providing content to TiVo for distribution to the Combination Receivers, including but not limited to Showcases and Lead Generation and Submission Functionality (collectively, the “TiVo Content”). All TiVo Content shall comply with applicable Laws and comport with reasonable standards of good taste (consistent with the broadcast standards utilized by major broadcast television networks for commercial advertising, including standards applicable to advertising that is available during daytime hours), including without limitation, those relating to advertisements of material that would be considered objectionable to a reasonable DIRECTV customer, and further including without limitation, those relating to advertisements for drug-related paraphernalia, cigarettes and distilled spirits.

(b) TiVo shall have the right to reasonably review and approve the factual accuracy and the creative content generated by DIRECTV or any third party providing content to DIRECTV for distribution to the Stand Alone Receivers (including but not limited to Showcases and Lead Generation and Submission Functionality (collectively, the “DIRECTV Content”). All DIRECTV Content shall comply with applicable Laws and comport with reasonable standards of good taste (consistent with the broadcast standards utilized by major broadcast television networks for commercial advertising, including standards applicable to advertising that is available during daytime hours), including without limitation, those relating to advertisements of material that would be considered objectionable to a reasonable TiVo customer, and further including without limitation, those relating to advertisements for drug-related paraphernalia, cigarettes and distilled spirits.

(c) DIRECTV and TiVo will cooperate to establish mutually agreeable editorial review procedures so as to enable each party to exercise its rights as contemplated by this Agreement.

6.4 User-Interface Modifications and Control. DIRECTV shall have the sole control over modifications to the user interface in the application of the TiVoVision functionality on the Combination Receivers for DIRECTV TiVoVision Use, and TiVo agrees to implement and manage such user interface modifications at TiVo’s then-current rates for such services; provided that any such modification does not require an upgrade to the then-current software version on any of the Combination Receivers (in which event the PCR process set forth in the Development Agreement shall apply for development of any such modification). The user interface presentation for the TiVoVision functionality on the Combination Receivers TiVo’s TiVoVision Use shall be substantially similar in nature and quality as that of DIRECTV use for similar content.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

6.5 Publishing Instruction Report; Showcase Publishing Status Reports.

(a) Showcase Publishing Instruction Report. Commencing no later than [*], DIRECTV shall provide to TiVo a “Publishing Instruction Report” to assist TiVo in planning the Showcase publishing activity and preparing the Showcase Publishing Status Report described below, with revised Publishing Instruction Reports to be provided by DIRECTV on a [*] basis no less than [*] prior to the start of the [*] described in the applicable Publishing Instruction Report. Each Publishing Instruction Report shall contain at a minimum the following information with respect to each DIRECTV-authored Showcase planned to be distributed during the [*]: (i) First and last day of distribution of each DIRECTV-authored Showcase planned to be distributed during the [*]; (ii) Central Promotion text (if applicable) and associated distribution schedule; (iii) Position in Showcase grid of each DIRECTV-authored Showcase; (iv) Total video clip length per DIRECTV-authored Showcase; (v) the length of each individual video clip; and (vi) DIRECTV’s requirements (including frequency of delivery) for any DIRECTV-Authored Showcase Reports (as described below in Section 6.6).

(b) Showcase Publishing Status Reports. Commencing on the First Amendment Effective Date, TiVo shall create, maintain and provide to DIRECTV, no later than [*] prior to the start of the [*] described, a “Showcase Publishing Status Report” containing at a minimum the following information with respect to each TiVo-authored Showcase, and, beginning with receipt of the Showcase Publishing Instruction Report, also with respect to each DIRECTV-authored Showcase planned to be distributed during the [*]: (i) First and last day of distribution for each Showcase; (ii) DIRECTV Central Promotion text (if applicable) and associated distribution schedule; (iii) Position in Showcase grid of each Showcase; (iv) Total video clip length per Showcase, along with schedule and total video clip length of all Showcases to be distributed to the hard disk of Combination Receivers during the week; and (v) description of each new TiVo-authored Showcase sufficient to allow DIRECTV to develop customer service agent scripting to support in-bound inquiries from Combination Receiver customers relating to such TiVo-authored Showcases. DIRECTV shall provide any corrections or changes to the Publishing Status Report items prior to expiration of the [*], and TiVo shall then make such corrections or changes prior to the distribution of such items to subscribers.

(c) DIRECTV TE Receivers. With respect to DIRECTV TE Receivers and/or new forms of TiVoVision advertising, the parties will coordinate and cooperate with respect to reporting and planning consistent with Sections 6.5 (a) and 6.5(b) above.

6.6 DIRECTV-Authored Showcase Reports.

(a) Reporting Obligations. Commencing with the First Amendment Effective Date and solely with respect to each DIRECTV-authored Showcase distributed during the Term, whenever DIRECTV-authored Showcases are distributed, TiVo shall provide DIRECTV with a basic report (the “DIRECTV-Authored Showcase Report”) of the Usage Data capturing interactions of end users with each such DIRECTV-authored Showcase. A separate DIRECTV-Authored Showcase Report shall be provided for each DIRECTV-authored Showcase on such frequency as requested by DIRECTV pursuant to the Publishing Instruction Report, but in any event no more than a [*] basis per DIRECTV-Authored Showcase Report.

(b) Report Format. The format for a basic DIRECTV-Authored Showcase Report is presented in Attachment 1 to the First Amendment to this Agreement. DIRECTV acknowledges and agrees that TiVo may modify the form of such basic DIRECTV-Authored Showcase Report in TiVo’s sole discretion, so long as the information conveyed in the basic report is not materially reduced.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

(c) Report Format Modification Requests. In the event DIRECTV wishes to receive a basic DIRECTV-Authored Showcase Report that differs from that defined in Attachment 1 to the First Amendment to this Agreement, DIRECTV shall request TiVo for such report; provided, however, if such modified report is created pursuant to the terms set forth herein, all subsequent DIRECTV-Authored Showcase Reports shall be in the modified form. DIRECTV shall be allowed to make such requests no more than [*] per calendar [*]. TiVo shall assess the costs associated with providing a report meeting with DIRECTV’s request. In the event that TiVo determines such costs will [*], TiVo will create the modified DIRECTV-Authored Showcase Report on a timely basis. In the event that TiVo determines such costs will [*], the parties will follow the processes set forth in Section 6.6(d) below.

(d) Custom Research. In the event DIRECTV or any third party wishes to receive from TiVo significantly more comprehensive DIRECTV-Authored Showcase Reports and/or additional research solely related to Usage Data (collectively, “Custom Research”), DIRECTV shall contact, or may direct such third party to contact, TiVo. TiVo shall negotiate in good faith with DIRECTV or, solely if requested by DIRECTV, such third party (as the case may be) the terms and conditions pursuant to which TiVo would provide such Custom Research. TiVo shall pay DIRECTV [*] of any revenue actually received by TiVo resulting from TiVo’s sale of any Custom Research to any such third party and retain the remaining [*] of such revenue. TiVo shall not sell any Custom Research other than as set forth in the preceding sentence (i.e., only third parties which DIRECTV has requested or approved shall be permitted to purchase Custom Research from TiVo. For purposes of clarification, Custom Research does not include or incorporate any customer data received, derived or otherwise collected from the Stand Alone Receivers (“Stand Alone Data”), and TiVo, in its sole discretion, shall determine whether to provide Stand Alone Data (or any report or other document which includes or incorporates Standalone Data) to DIRECTV or any third party.

(e) Scope of Reporting Obligations. TiVo’s obligations under this Section 6.6 shall continue through the Term. This Section 6.6 comprises TiVo’s sole and entire reporting obligation with respect to Usage Data, other than as expressly set forth in Section 3.1 of this Agreement.

6.7 Lead Generation Files.

(a) DIRECTV grants TiVo a non-transferable (except as set forth in Section 13.4 (Successors; Assigns)) license to collect, use, perform (or to engage a third party to do any of the foregoing on behalf of TiVo), Lead Generation Responses on Legacy Combination Receivers. DIRECTV shall make available the DIRECTV customer information necessary for TiVo to fulfill Lead Generation Responses from Legacy Combination Receivers and to generate its own aggregate reports in connection therewith.

(b) DIRECTV shall notify TiVo no less than [*] prior to distributing any lead generation objects to Legacy Combination Receivers and provide TiVo with the following information: (i) the dates that DIRECTV will distribute such lead generation objects; (ii) the frequency with which (or the period for which) DIRECTV desires TiVo to collect and aggregate responses to lead generation objects (e.g., [*]) into a lead generation file; and (iii) the person or persons DIRECTV designates to receive such lead generation file (which person shall be an employee of DIRECTV, and not a third party advertiser, “DIRECTV’s Lead Gen Recipient”). TiVo shall use commercially reasonable efforts to deliver lead generation files in a mutually agreed format to DIRECTV’s Lead Gen Recipient within [*] of the end of the collection/aggregation period selected by DIRECTV, or within such timing and frequency as

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

requested by DIRECTV and commercially practical for TiVo. DIRECTV shall pay TiVo [*] for each initial set up of a full lead generation file that TiVo delivers pursuant to this Section 6.7(b), plus [*] for each subsequent report regarding a previously set-up full lead generation file. For clarity, TiVo’s obligation to deliver lead generation files as set forth in this Section 6.7(b), and [*] by DIRECTV, shall [*] the version of Authoring Tools utilized by DIRECTV in connection with distribution of the applicable lead generation objects to Combination Receivers. TiVo shall not use any customer responses to lead generation objects (“Lead Generation Responses”) delivered to DIRECTV under this Section 6.7(b) for any other purpose except to the extent necessary to verify, troubleshoot and resolve issues with data collection from the Legacy Receiver, and shall not disclose such Lead Generation Responses (or any Usage Data derived therefrom) to any third party without DIRECTV’s prior written consent.

(c) TiVo shall notify DIRECTV no less than [*] prior to distributing any lead generation objects to DIRECTV TE Receivers and provide DIRECTV with the following information: (i) the dates that TiVo will distribute such lead generation objects; (ii) the frequency with which (or the period for which) TiVo desires DIRECTV to collect and aggregate responses to lead generation objects (e.g., [*]) into a lead generation file; and (iii) the person or persons TiVo designates to receive such lead generation file (which person shall be an employee of TiVo, and not a third party advertiser, “TiVo’s Lead Gen Recipient”). DIRECTV shall use commercially reasonable efforts to deliver lead generation files in a mutually agreed format to TiVo’s Lead Gen Recipient within [*] of the end of the collection/aggregation period selected by TiVo, or within such timing and frequency as requested by TiVo and commercially practical for DIRECTV. TiVo shall pay DIRECTV [*] for each initial set-up of a full lead generation file that DIRECTV delivers pursuant to this Section 6.7(c), plus [*] for each subsequent report regarding a previously set up full lead generation file. The foregoing obligations of DIRECTV are subject to development by TiVo of appropriate software and tools pursuant to the Development Agreement to enable DIRECTV to deliver the lead generation files as provided under this Section 6.7(c). DIRECTV shall not use any Lead Generation Responses delivered to TiVo under this Section 6.7(c) for any other purpose except to the extent necessary to verify, troubleshoot and resolve issues with data collection from the DIRECTV TE Receiver, and shall not disclose such Lead Generation Responses (or any Usage Data derived therefrom) to any third party without TiVo’s prior written consent. For clarity, although DIRECTV’s Lead Gen Recipient and TiVo’s Lead Gen Recipient may change from time to time with changes to personnel and responsibilities, it is anticipated that each Lead Gen Recipient will remain generally the same from campaign to campaign, with the identity thereof merely confirmed in the notice provided in this Section 6.7(c) and Section 6.7(b) above.

(d) TiVo shall identify to DIRECTV the template for those lead generation files to be delivered to TiVo by DIRECTV pursuant to Section 6.7(c), with sufficient lead time for DIRECTV to undertake appropriate systems set-up. Such template shall be substantially similar in scope to the lead generation files delivered to DIRECTV by TiVo pursuant to Section 6.7(b). If during the Term either party requests a change to the template for files delivered to such party, DIRECTV and TiVo shall reasonably discuss such changes, with any agreement with respect thereto providing for the allocation of incremental costs associated with such changes to the requesting party.

7. REPRESENTATIONS AND WARRANTIES OF TIVO. TiVo represents and warrants to DIRECTV and agrees that:

7.1 Organization, Good Standing and Qualification. TiVo is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

requisite corporate power and authority to carry on its business as now conducted. TiVo is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

7.2 Authorization; Binding Obligation. All corporate action on the part of TiVo, its officers, directors and stockholders necessary for the authorization, execution, and delivery of this Agreement has been taken. The performance of all obligations of TiVo hereunder constitutes valid and legally binding obligations of TiVo, enforceable against TiVo in accordance with its respective terms.

7.3 No Consents. The execution and delivery of this Agreement in accordance with the terms thereof and the compliance by TiVo with the provisions hereof or thereof (i) are not and will not be inconsistent with TiVo’s Charter or Bylaws, (ii) do not and will not contravene any Laws (as defined below) applicable to TiVo, and (iii) do not and will not contravene any material provision of, or constitute a default under, any indenture, mortgage, contract, license, agreement or other instrument of which TiVo is a party or by which it is bound or requires the consent or approval of, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

7.4 Laws. TiVo has complied and shall comply with any and all Laws regarding TiVo’s development of the Authoring Tools, the Provo Receiver and Two-Chip Receiver and TiVo’s deployment, if applicable, of the Authoring Tools and TiVo’s other obligations hereunder. As used herein, “Laws” shall mean FCC and all other governmental (whether international, federal, state, municipal, or otherwise) statutes, laws, rules, regulations, ordinances, codes, directives, and orders.

7.5 Ability to Perform. TiVo possesses the technical and other knowledge and other abilities required to timely and fully meet its obligations under this Agreement.

7.6 Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 7, TIVO MAKES NO WARRANTIES AS TO THE PERFORMANCE OF THIS AGREEMENT OR THE DELIVERABLES OR THE SERVICES TO BE PROVIDED HEREUNDER, AND TIVO EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES IMPLIED AND STATUTORY, WHETHER ARISING FROM COURSE OF DEALING OR USAGE OF TRADE INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

8. REPRESENTATIONS AND WARRANTIES OF DIRECTV. DIRECTV represents and warrants to TiVo and agrees that:

8.1 Organization, Good Standing and Qualification. DIRECTV is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all requisite corporate power and authority to carry on its business as now conducted. DIRECTV is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

8.2 Authorization; Binding Obligation. All corporate action on the part of DIRECTV, its officers, directors and stockholders necessary for the authorization, execution, and delivery of this Agreement has been taken. The performance of all obligations of DIRECTV hereunder constitutes valid and legally binding obligations of DIRECTV, enforceable against DIRECTV in accordance with its respective terms.

8.3 No Consents. The execution and delivery of this Agreement in accordance with the terms thereof and the compliance by DIRECTV with the provisions hereof or thereof (i) are not and will

Confidential

not be inconsistent with DIRECTV’s Charter or Bylaws, (ii) do not and will not contravene any Laws applicable to DIRECTV, and (iii) do not and will not contravene any material provision of, or constitute a default under, any indenture, mortgage, contract, license, agreement or other instrument of which DIRECTV is a party or by which it is bound or requires the consent or approval of, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

8.4 Laws. DIRECTV has complied and shall comply with any and all Laws regarding DIRECTV’s obligations hereunder.

8.5 Ability to Perform. DIRECTV possesses the technical and other knowledge and other abilities required to timely and fully meet its obligations under this Agreement.

8.6 Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 8, DIRECTV MAKES NO WARRANTIES AS TO THE PERFORMANCE OF THIS AGREEMENT OR THE DELIVERABLES OR SERVICES TO BE PROVIDED HEREUNDER AND DIRECTV EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES IMPLIED AND STATUTORY, WHETHER ARISING FROM COURSE OF DEALING OR USAGE OF TRADE INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

9. CONFIDENTIALITY.

9.1 Confidential Information. Each party (the “Disclosing Party”) may, from time to time during the term of this Agreement, disclose or make available to the other party (the “Receiving Party”) certain proprietary or non-public information including, without limitation, trade secrets, know-how, formulas, flow charts, diagnostic routines, business information, forecasts, financial plans and data, customer information, marketing plans, and unannounced product information (collectively, “Confidential Information”). If provided in tangible form, such information shall be marked as “confidential” or “proprietary” or with a similar legend and, if disclosed orally or visually, shall be identified as confidential at the time of disclosure. Confidential Information shall exclude information the Receiving Party can demonstrate by reasonably detailed written documentation: (a) was independently developed by the Receiving Party’s employees, consultants or contractors without access to or use of the Disclosing Party’s Confidential Information; (b) became known to the Receiving Party, without restriction, from a source (having a right to disclose such information) other than the Disclosing Party without breach of this Agreement; (c) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or (d) was rightfully known by the Receiving Party, without restriction, at the time of disclosure. For purposes of this Agreement, the Authoring Tools shall be deemed the Confidential Information of TiVo, regardless of whether they are marked as such.

9.2 Protection of Confidential Information. The Receiving Party shall not use the Confidential Information of the Disclosing Party except for the purpose of carrying out its rights or obligations under this Agreement and shall not disclose the Confidential Information of the Disclosing Party, except as expressly authorized in this Agreement or in writing by the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may disclose any Confidential Information that must be disclosed pursuant to applicable federal, state, or local law, regulation, court order, or other legal process or pursuant to the rules and regulations of any stock exchange or stock association in which securities of the Receiving Party may be traded from time to time; provided, that the Receiving Party gives the Disclosing Party prompt written notice thereof and the Receiving Party obtains prior to any such disclosure a protective order or other appropriate remedy. The Receiving Party will use the same degree of care to prevent such misuse or disclosure that the Receiving Party uses with respect to its own proprietary information, but in no event with less than with reasonable care. Disclosure of Confidential Information does not constitute a license with respect to such Confidential Information.

Confidential

9.3 Disclosure Restrictions. The Receiving Party may disclose Confidential Information only to its employees, consultants and contractors when such disclosure is necessary for the Receiving Party to exercise its rights in compliance with, and only for purposes contemplated by, this Agreement, provided such employees, consultants and contractors are advised of the confidential nature thereof and bound by nondisclosure obligations and restrictions no less restrictive than those set forth in this Section 9 (Confidentiality).

10. INDEMNIFICATION.

10.1 TiVo Indemnification Obligation.

(a) Indemnity. TiVo, at its own expense, shall (i) defend, or at its option, settle, any claims, suits, and actions brought by a third party (collectively “Claims”) against DIRECTV and its affiliated companies and their respective employees, officers, agents, attorneys, stockholders and directors, and their respective successors and assigns (the “DIRECTV Indemnified Party(ies)”) based on (1) allegations that the Content and/or Authoring Tools (in the form provided to DIRECTV) infringes any patent, copyright, moral rights or trademark, or misappropriates any trade secret issued or in effect in United States or violates any right of publicity or privacy, literary, music performance or dramatic right or otherwise constitutes libel, slander, plagiarism, or a violation of personal or property rights or (2) allegations that any use by TiVo or use expressly authorized by TiVo of the Usage Data violates any Law or the DIRECTV Privacy Policy or the other restrictions set forth herein, except, to the extent caused by DIRECTV in the case of violations of the Privacy Policy, or (3) allegations that any Content violates any Law; and (ii) pay any award, damages, or costs (including, without limitation, reasonable attorneys’ fees) as incurred or finally awarded by a court of competent jurisdiction or agreed on in a settlement of any such Claim; provided that DIRECTV: (A) promptly notifies TiVo, in writing, of all such Claims; (B) cooperates reasonably with TiVo (at TiVo’s expense) in defending such Claims; and (C) allows TiVo the primary right to control the defense (including the selection of counsel), or at TiVo’s sole option, to settle, all such Claims; provided such settlement provides a full unconditional release of DIRECTV and does not impose any liability on DIRECTV. At its discretion, DIRECTV shall be entitled to jointly participate in the defense of such Claim with counsel of its own selection and DIRECTV shall be obligated to pay the fees and expenses of such counsel of its own selection.

(b) Mitigation. If TiVo receives written notice of an alleged infringement or believes that a Claim of infringement is likely, or if DIRECTV’s use of the Authoring Tools is prevented by a permanent injunction, TiVo may, at its sole option and expense, (i) procure for DIRECTV the right to continue use of the Authoring Tools at TiVo’s sole expense; (ii) modify the Authoring Tools; or (iii) replace the infringing portion of the Authoring Tools with technology that does not infringe, provided that, in the case of subsections (ii) and (iii), the modified and/or replaced technology contains substantially similar functionality and otherwise complies with the requirements of this Agreement (the “Replacement Technology”).

(c) Exceptions. TiVo shall have no liability for any such Claims based on (i) any use of the Authoring Tools in combination with products, services or technology not required by TiVo or not otherwise required to use the Authoring Tools in a standalone form, if such infringement would not occur except for such combination; or (ii) any use of an infringing version of the Authoring Tools once a non-infringing version of Replacement Technology has been made available to DIRECTV.

Confidential

(d) Entire Obligation. The foregoing states TiVo’s entire liability and DIRECTV’s sole and exclusive remedy with respect to any infringement by the Authoring Tools of any patents, copyrights, trademarks, trade secrets or other proprietary rights of any third party whether direct or contributory.

10.2 DIRECTV Indemnity.

(a) Indemnity. DIRECTV, at its own expense, shall (i) defend, or at its option, settle, any claims, suits, and actions brought by a third party (collectively “Claims”) against TiVo and its affiliated companies and their respective employees, officers, agents, attorneys, stockholders and directors, and their respective successors and assigns (the “TiVo Indemnified Party(ies)”) based on allegations that (1) any use by DIRECTV or use expressly authorized by DIRECTV of the Authoring Tools, violates any Law, other than Claims for which TiVo is obligated to defend DIRECTV pursuant to Section 10.1(a)(i)(1), or (2) allegations that any use by DIRECTV or use expressly authorized by DIRECTV of the Usage Data violates any Law or the DIRECTV Privacy Policy or the other restrictions set forth herein, except, to the extent caused by TiVo in the case of violations of the Privacy Policy; and (ii) pay any award, damages, or costs (including, without limitation, reasonable attorneys’ fees) as incurred or finally awarded in a court of competent jurisdiction or agreed on in a settlement of any such Claim; provided that TiVo (A) promptly notifies DIRECTV, in writing, of all such Claims; (B) cooperates reasonably with DIRECTV (at DIRECTV’s expense) in defending such Claims; and (C) allows DIRECTV the primary right to control the defense (including the selection of counsel), or at DIRECTV’s sole option, to settle, all such Claims; provided such settlement provides a full unconditional release of TiVo and does not impose any liability on TiVo. At its discretion, TiVo shall be entitled to jointly participate in the defense of such Claim with counsel of its own selection and TiVo shall be obligated to pay the fees and expenses of such counsel of its own selection.

(b) Exceptions. DIRECTV shall have no liability for any such Claims based on (i) a combination of the Authoring Tools with the Combination Receiver; or (ii) the TiVo Authoring Tools.

11. Limitation of Liability. EXCEPT IN THE EVENT OF A BREACH OF THE LICENSE GRANTED IN SECTION 2 (LICENSE GRANTS; COMMERCIAL USE), A KNOWING OR GROSSLY NEGLIGENT BREACH OF THE RESTRICTIONS HEREIN ON THE USE OF USAGE DATA, UNDER LAWS AND DIRECTV PRIVACY POLICY, OR A BREACH OF SECTION 9 (CONFIDENTIALITY) AND EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 (INDEMNIFICATION), IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, OTHER COMMERCIAL LOSS, OR COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY OR SERVICES), ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY EXCLUSIVE REMEDY STATED IN THIS AGREEMENT IS DEEMED TO FAIL OF ITS ESSENTIAL PURPOSE. EXCEPT IN THE EVENT OF A BREACH OF THE LICENSES GRANTED IN SECTION 2 (LICENSE GRANTS; COMMERCIAL USE), A KNOWING OR GROSSLY NEGLIGENT BREACH OF THE RESTRICTIONS HEREIN ON THE USE OF USAGE DATA, UNDER LAWS AND DIRECTV PRIVACY POLICY, OR A BREACH OF SECTION 9 (CONFIDENTIALITY) AND EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY’S CUMULATIVE LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE AGGREGATE AMOUNT OF ALL FEES PAID BY, OR DUE FROM, DIRECTV TO TIVO HEREUNDER. THIS LIMITATION OF LIABILITY

Confidential

IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS IN CONNECTION WITH THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS UNDER THIS AGREEMENT WILL NOT ENLARGE THE LIMIT.

12. TERM AND TERMINATION.

12.1 Term. The term (the “Term”) of this Agreement shall begin on the Effective Date and continue until the termination of the Development Agreement, unless sooner terminated pursuant to this Section 12 (Term and Termination). Notwithstanding the foregoing, in the event that this Agreement would otherwise terminate due to the expiration of the Development Agreement, DIRECTV shall have the option, exercisable upon ninety (90) days prior written notice, to extend the Term of the Agreement for an additional year. DIRECTV may renew such extension on an annual basis, upon written notice delivered no less than ninety (90) days prior to what would otherwise be the end of the Term, for no more than four (4) additional annual renewal terms.

12.2 Termination. Either party may terminate this Agreement if the other party materially breaches this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice thereof from the non-breaching party.

12.3 Survival. Sections 1 (Definitions); 2.5 (Reservation of Rights; Ownership); 3 (Usage Data) (but only as related to DIRECTV’s ownership and control of the Usage Data); 4 (DIRECTV Services Data Protocol) (for the period of time provided in Exhibit E); 5.1 (Existing Marketing Agreement); 5.2 (TiVo’s Use of Network Showcases and TiVolution Magazine); 7 (Representations and Warranties of TiVo); 8 (Representations and Warranties of DIRECTV); 9 (Confidentiality); 10 (Indemnification); 11 (Limitation of Liability); 12.3 (Survival); 12.4 (No Liability for Termination); 12.5 (License in Specified Circumstances) (for the period of time provided herein); and 13 (Miscellaneous) shall survive the termination or expiration of this Agreement. Notwithstanding the foregoing, provided this Agreement is not terminated by the other party to this Agreement for material breach pursuant to Section 12.2 above, either party may fulfill its obligations under advertising agreements with third parties executed prior to expiration or termination of this Agreement (and the other party shall fulfill such obligations as necessary and appropriate hereunder in connection with such agreements) for up to twelve (12) months from such expiration or termination.

12.4 No Liability for Termination. Each party understands that the rights of termination hereunder are absolute. The terminating party shall not incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to the terminating party’s exercise of its termination rights under this Agreement. In particular, without limiting the foregoing, the terminated party shall not be entitled to any damages on account of prospective profits or anticipated sales related to such exercise of termination rights.

12.5 License in Specified Circumstances. Notwithstanding Section 12.3 above, in the event this Agreement is terminated for (a) a Change of Control under Section 4.21 of the Development Agreement, (b) a material breach by TiVo of either the Development Agreement or this Agreement, or (c) as a result of TiVo’s insolvency, bankruptcy or other TiVo insolvency event pursuant to Section 9.3 of the Development Agreement, then at DIRECTV’s option, exercised by notice delivered no later than the effective date of the Termination Notice, DIRECTV shall have a license to the Authoring Tools as set forth in Section 2.2 (subject to the license restrictions set forth in Section 2.4), for [*], with respect to those Legacy Receivers distributed during the term of the Development Agreement, in exchange for a payment of [*], with such license renewable by DIRECTV on an annual basis for a period of up to [*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

13. MISCELLANEOUS.

13.1 No Agency. Each party will in all matters relating to this Agreement act as an independent contractor. Nothing contained in this Agreement, nor the execution or performance thereof, shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. Neither party will have authority nor represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, or to represent the other party as agent, employee or in any other capacity.

13.2 Taxes. All payments made by each party hereunder shall be paid without deduction for and net of any sales, use, excise, import or export, value-added or similar tax or duty, government permit or license fees, customs and similar fees, penalties and interest and any costs associated with the collection or withholding of any of the foregoing (except for taxes based on the receiving party’s net income) (collectively, “Taxes”). If any deduction is legally required on any fees payable by one party to the other party hereunder, the party making such payment shall pay in the manner and at the same time such additional amounts as will result in the receiving party receiving the amounts such party would have received absent such required deduction. The paying party shall promptly pay or reimburse all federal, state, and local Taxes, if any, due, arising from, or measured by amounts payable to the receiving party under this Agreement.

13.3 Amendment, Modification or Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

13.4 Successors; Assigns. All the terms of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the respective parties hereto. Neither party may assign this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may transfer and assign this Agreement, by operation of law or otherwise, to the surviving entity in the event of a sale to, merger with, or acquisition of all or substantially all of such party’s assets by such entity, and each party hereby consents to such assignment in advance.

13.5 Governing Law. This Agreement and all matters or issues related hereto or arising hereunder shall be governed by the laws of the State of California, without regard to principles of conflicts of law, as such laws would apply to contracts entered into by California residents and performed entirely in California. The parties agree that all disputes and litigation regarding this Agreement and matters connected with its performance shall be brought in a federal court in the Northern District or Central District of California or in state court in Los Angeles County or Santa Clara County, California, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

13.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.7 Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered to the address(es) for notice set forth below or such other address as either party may

Confidential

specify in writing. Notices shall be effective (i) on the date received, if delivered by hand; (ii) on the date sent if sent by facsimile with confirmation, (ii) on the next business day following delivery thereof to an air courier for overnight delivery, and (iii) on the fifth business day after deposit into either the United States mail service (as applicable), postage prepaid, return receipt requested.

To:	TiVo Inc.	To:	DIRECTV, Inc.
	Jeffrey Klugman,		Eric Shanks,
	SVP, General Manager, SPD		Senior Vice President Advanced Services
	2160 Gold Street		2230 East Imperial Highway
	Alviso, CA 95002		El Segundo, California 90245
	Fax: (408) 519-5330		Fax: (310) 964-3676

With a copy to:		With a copy to:
	TiVo Inc.		DIRECTV, Inc.
	General Counsel: Matthew Zinn		General Counsel
	2160 Gold Street		2230 East Imperial Highway
	Alviso, CA 95002		El Segundo, California 90245
	Fax: (408) 519-5330		Fax: (310) 964-4884

13.8 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for payments of money) on account of strikes (other than strikes of a party’s own employees), shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions (other than with respect to a party’s own employees), earthquakes, material shortages or any other causes that are beyond the reasonable control of such party; provided, however, that the parties will use commercially reasonable efforts, including the implementation of business continuity measures, to mitigate the effects of such force majeure.

13.9 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by TiVo to DIRECTV are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code. The Parties agree that DIRECTV, as licensee of such rights and licenses, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, provided that DIRECTV abides by the terms of this Agreement.

13.10 Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement, any breach of Section 9 (Confidentiality) or the licenses granted in Section 2 (License Grants; Commercial Use) and any restrictions related thereto will cause irreparable damage for which recovery of money damages would be inadequate, and that both parties shall therefore be entitled to obtain timely injunctive relief to protect their respective rights under this Agreement, in addition to any and all remedies available at law.

13.11 Export Controls. Each party agrees that it will comply with all U.S. export control Laws and the applicable regulations thereunder, as well as any other applicable Laws of the U.S. affecting the export of technology.

13.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Confidential

13.13 Counterparts. The Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

13.14 Entire Agreement. This Agreement, including any exhibits and schedules attached hereto, in conjunction with the Development Agreement and, upon exercise of DIRECTV’s option, the Technology License Agreement, constitute the entire agreement between DIRECTV and TiVo with respect to the subject matter specifically set forth herein.

Remainder of page intentionally left blank.

Confidential

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their respective duly authorized officers.

TIVO INC.		DIRECTV, INC.

By:	/s/ Naveen Chopra	By:	/s/ Derek Chang
Name:	Naveen Chopra	Name:	Derek Chang
Title:	VP, Business Development	Title:	Executive Vice President

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT A

AUTHORING TOOLS

Shaggy tagger – This software provides a user interface for inserting data into the VBI of a video signal. The following software modules are included with Shaggy:

•	Ipreview (allows viewers to schedule recordings interactively from video)

•	Showcase events (allow viewers to interactively jump to showcases from video)

•	TiVoClips (used to specify video segments within a program which can be played within the TiVo client).

Shaggy requires a Pentium class PC running Microsoft Windows, a Norpak TES 5 or other supported closed caption hardware, and a Sony Digibeta pro-grade VTR.

Showcase Builder – This software provides a user interface for designing “showcases” for the TiVo Service. Showcases provide a promotional area which allows viewers to schedule recordings of promoted shows. Showcase designers can include graphics and text and can reference clipped video which may reside on the client receiver. Also included is the ability to author “lead generation” objects, which allow customers to respond to inquiries that are included in the showcase. Showcase Builder requires a Pentium class PC running Microsoft Windows.

GOAT (General Oracle Authoring Tool) – This software provides a user interface for (1) specifying data to the TiVo Service to remotely initiate the recording of a program and (2) authoring new menu items into TiVo Central which can be used to (a) play recordings, (b) play video clips, or (c) access showcases. GOAT requires a Pentium class PC running Microsoft Windows.

EXHIBIT B

DIRECTV PRIVACY POLICY

As of Second Restatement Effective Date

(Attached Hereto)

EXHIBIT C

APPROVED LEAD GENERATION FUNCTIONALITY

To qualify as Approved Lead Generation Functionality, an instance of Lead Generation and Submission Functionality must:

1.	Not collect customer information from any end user of the Combination Receiver who does not affirmatively choose to receive a product, service or information, or to be included in a promotional mailing list about the products or services of the advertiser (such product, service, information, or inclusion in a promotional mailing list, the “Lead Gen Result”);

2.	Ensure that customer information of any end user of the Combination Receiver who elects to receive the Lead Gen Result is used solely to provide the Lead Gen Result [*] and such customer information [*]; provided however, that the Advertiser may [*] to such customer for [*], and such customer information [*].

3.	Utilize a third party (other than the customer for the Lead Generation and Submission Functionality (the “Advertiser”)) [*] to provide the Lead Gen Result; provided, however, that the Advertiser may use customer information from any end user of the DIRECTV DVR Receiver [*].

4.	Ensure that customer information is kept in strict confidence, using prudent methods to safeguard such customer information, including encryption and password protection, and ensuring that customer information is not transferred, sold or otherwise disclosed to any third party other than a permitted Advertiser without DIRECTV’S prior written consent.

5.	Ensure that such customer information provided to a permitted Advertiser [*].

6.	Provide clear customer disclosure and communication as to the scope of use of collected customer information and the restrictions applicable thereto.

7.	Identify a toll-free number that customers can use to answer their questions.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

Program Placement Revenue Share Under Section 2.3(i)

Cumulative Net Revenue from Program Placement Sales	% of Net Revenue paid to DIRECTV
For all amounts up to and including US[*]	[*]
For amounts greater than US[*] but less than or equal to US[*]	[*]
For amounts greater than US[*]	[*]

“Net Revenue” means the gross amount collected by TiVo from any third party in connection with the sale of any Program Placement that is distributed to the Program Placement Allocation (as set forth in Section 2.3(c)) and attributable to Combination Receivers less (i) duties and taxes assessed on collected revenues; (ii) actual and reasonable out-of-pocket expenses for creation and distribution of such Program Placement; (iii) and actual commissions paid (not to exceed 15% of gross amount) in connection with sales of Program Placements.

For the sake of this Exhibit D, “Cumulative Net Revenue from Program Placement Sales” represents the cumulative amount of Net Revenue for sales of Program Placements that are distributed to the Program Placement Allocation and attributable to Combination Receivers for the duration of the Launch Period (as defined in Section 1.7)

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

DIRECTV Protocols and Agreements for

Using Personal Data

This Exhibit (this “Exhibit”) is attached to, supplements and forms an integral part of that certain Second Amended and Restated Services Agreement dated as of September 2, 2008 (the “Agreement”), by and between DIRECTV, Inc., a California corporation, with its principal place of business at 2230 East Imperial Highway, El Segundo, California 90245 (“DIRECTV”), and TiVo Inc., a Delaware corporation, with its principal place of business at 2160 Gold Street, PO Box 2160, Alviso CA 95002 (“Receiving Party”). Unless otherwise indicated herein, capitalized terms used in this Exhibit without definition have the respective meanings specified in the Agreement. This Exhibit controls in the event there are any inconsistencies between this Exhibit and the Agreement regarding the Use of Personal Data.

1. Introduction. Pursuant to the Agreement, Personal Data may be made available to Receiving Party for Permitted Use. Receiving Party acknowledges that Personal Data is: (a) as between Receiving Party and DIRECTV, proprietary to DIRECTV; (b) of significant value to DIRECTV; (c) not generally known to the public; and (d) of a highly sensitive nature. Therefore, Receiving Party, in addition to complying with any requirements of the Agreement restricting the disclosure and use of DIRECTV’s Confidential Information generally, shall observe the obligations set forth in this Exhibit with respect to its Use of Personal Data. Receiving Party further acknowledges that DIRECTV would not make Personal Data available to Receiving Party but for Receiving Party’s agreement to undertake such obligations.

2. Certain Definitions.

“Derivative Personally Identifiable Information” means any revision, modification, translation, extraction, redaction, abridgment, summary, condensation, expansion, description, annotation, list, compilation, collection, aggregation, grouping or other form in which any Personally Identifiable Information included in or derived from any Personal Data may be recast, manipulated, transformed or adapted. Derivative Personally Identifiable Information does not include anonymous information that does not identify any Individual, such as aggregate demographic information or blind data.

“Disclose,” “Disclosure” and any word of like import means to disclose, display, make available, transmit, distribute, release, transfer, disseminate, publish, deliver, convey, furnish or otherwise communicate Personal Data orally, visually, in writing or by electronic or any other means.

“Individual” means any natural person (including, without limitation, any DIRECTV subscriber or employee) whose Personal Data is made available to Receiving Party pursuant to the Agreement for Permitted Use.

“Permitted Use” means the following specific Use of Personal Data that Receiving Party is authorized hereby to perform (and such ancillary activities as are strictly and necessarily related to carrying out such Use), and no other Use: any Use necessary in connection with Receiving Party’s performance of activities authorized pursuant to the Agreement.

“Permitted User” means the following named natural persons or entities, or classes of natural persons or entities who are authorized hereby to Use Personal Data through or on behalf of Receiving Party, and no other natural persons or entities: employees, consultants and contractors of Receiving Party.

“Personal Data” means, with respect to any Individual, the following specific Personally Identifiable Information made available to Receiving Party from time to time pursuant to the Agreement that is authorized for Permitted Use and any Derivative Personally Identifiable Information obtained therefrom: (a) name; (b) home, office and/or mailing address; (c) telephone number(s); (d) DIRECTV account number; (e) social security number; (f) email address and/or other online contact information, such as username or screen name; (g) credit and/or debit card information, including card number, expiration date and other associated data; (h) bank account information, including account number, ABA routing number and check number (if applicable); (i) access code or password; (j) persistent digital or electronic identifier(s), such as an account number or other data held in a “cookie,” an access card identification number or a processor serial number; (k) date of birth; (l) DIRECTV account activity and transaction history, including descriptions of and charges for product and programming purchases and service subscriptions; (m) receiver identification number(s); and (n) such other Personally Identifiable Information as may be made available to Receiving Party from time to time pursuant to the Agreement.

“Personally Identifiable Information” means any information or data that, either alone or in combination with other information or data (whether or not included in Personal Data), discloses, identifies or describes a particular Individual, and includes, without limitation, unique identifiers such as name, address and telephone number and descriptive identifiers such as product purchases, service subscriptions and job title.

“Use” means Disclosing, storing, maintaining, accessing, retrieving, handling, examining, viewing, reviewing, revising, modifying, translating, extracting, redacting, abridging, summarizing, condensing, expanding, describing, annotating, listing, compiling, collecting, aggregating, grouping, adapting, recasting, manipulating, transforming, deleting, erasing, destroying, disposing of, dealing with or otherwise taking any action whatsoever with respect to any Personal Data.

3. General Obligations.

a. Restrictions on Use. Receiving Party agrees to Use Personal Data solely for the Permitted Use. Receiving Party specifically agrees that, without obtaining DIRECTV’s prior written authorization in each instance, it shall not:

i. Disclose Personal Data in any manner for any purpose to any third party other than a Permitted User;

ii. permit any third party other than a Permitted User to Use Personal Data;

iii. sell, resell, rent, lease or license Personal Data in any manner for any purpose;

iv. export or Use Personal Data outside of the United States;

v. copy, duplicate or otherwise reproduce Personal Data, in whole or in part, in any form by any means (other than ephemeral electronic copies incidental to the Permitted Use or to normal system maintenance and backup); provided, however, that every such copy, duplicate or reproduction of Personal Data shall be prominently marked as may be appropriate to the manner in which Personal Data is stored or otherwise Used (e.g., on each page, screen, file or physical embodiment thereof) with a mutually acceptable notice or marking that identifies DIRECTV’s ownership of Personal Data, the highly confidential nature of Personal Data, and/or the restrictions on Disclosure and other Use to which Personal Data is subject;

vi. remove, obscure or modify any DIRECTV symbols, notices or disclaimers that may appear on or as part of Personal Data; every copy, duplicate or reproduction of Personal Data that may be made by or on behalf of Receiving Party shall include the same symbols, notices and disclaimers as the original;

vii. unless included within the Permitted Use, create any Derivative Personally Identifiable Information;

viii. unless included within the Permitted Use, Use Derivative Personally Identifiable Information, or Disclose Derivative Personally Identifiable Information to a third party (other than a Permitted User), for any purpose in any manner that permits the third party to identify, determine or extrapolate any Personally Identifiable Information with respect to any Individual whose Personally Identifiable Information is included in Personal Data; or

ix. unless included within the Permitted Use, Use Personal Data to solicit or induce a purchase, rental, lease, license or exchange of products, goods, property or services directly (either by Receiving Party or intermediaries) to any Individual by means of postal mail, telephone, facsimile, cellular transmission, electronic mail or any other means.

The foregoing restrictions do not extend to Receiving Party’s Use of any Personally Identifiable Information included within Personal Data that Receiving Party can demonstrate to DIRECTV’s reasonable satisfaction (A) was in Receiving Party’s possession or under its control prior to the effective date of the Agreement, (B) was or is obtained by Receiving Party independent of the Agreement or this Exhibit, and (C) is either (1) Used separate from, not in combination with, and without reference to Personal Data or (2) Used consistent with the express, memorialized consent of each Individual disclosed, identified or described by, related to or associated with such Personally Identifiable Information. The Personally Identifiable Information described in clauses (A) and (B) is referred to as “Independent Information.”

b. Safeguarding Personal Data.

i. Security Program. Receiving Party shall establish and implement, and thereafter maintain, a comprehensive information security program that is reasonably designed to protect the security, confidentiality and integrity of Personal Data in both electronic and physical form (the “Security Program”). The Security Program, the content and implementation of which must be fully documented in writing, shall contain administrative, technical and physical safeguards appropriate to Receiving Party’s size and complexity, the nature and scope of the Permitted Use, and the sensitivity of Personal Data, including:

A. the designation of a senior-level employee of Receiving Party to coordinate and be accountable for the Security Program (the “Information Officer”);

B. the identification of material internal and external risks to the security, confidentiality and integrity of Personally Identifiable Information that could result in the unauthorized Disclosure or other unauthorized Use, or the loss, alteration, destruction or other compromise, of Personal Data, or identity theft or other substantial harm or inconvenience to any Individual, and assessment of the sufficiency of any safeguards in place to control these risks. At a minimum, this risk assessment should include consideration of risks in each area of relevant operation, including, but not limited to: (1) employee training and management; (2) information systems, including network and software design, information processing, storage, transmission and disposal; and (3) prevention, detection and response to attacks, intrusions, or other system failures;

C. the design and implementation of reasonable safeguards to control the risks identified through risk assessment, and regular testing or monitoring of the effectiveness of the safeguards’ key controls, systems and procedures; and

D. the evaluation and adjustment of the Security Program in light of the results of the testing and monitoring required by clause (C) above, any material changes to Receiving Party’s operations or business arrangements, and any other circumstances that Receiving Party knows or has reason to know may have a material impact on the effectiveness of the Security Program, including, without limitation, any changes in privacy, data security, breach notification, identity theft and other laws applicable to Personally Identifiable Information (collectively, “Data Protection Laws”).

ii. Identity Theft Prevention Program. Without limiting the generality of Section 3(b)(i), Receiving Party shall also develop and implement, and thereafter maintain, either as a component of the Security Program or on a stand-alone basis, a written program for combating identity theft in connection with the Use of Personal Data (the “Identity Theft Prevention Program”). The Identity Theft Prevention Program shall be appropriate to Receiving Party’s size and complexity, the nature and scope of the Permitted Use, and the sensitivity of Personal Data, and must include reasonable policies and procedures for detecting, preventing, and mitigating identity theft to enable Receiving Party to:

A. identify relevant patterns, practices and specific activities that indicate the possible existence of identity theft (collectively, “Red Flags”) and incorporate Red Flags into the Identity Theft Prevention Program;

B. detect Red Flags that have been incorporated into the Identity Theft Prevention Program;

C. respond appropriately to any Red Flags that are detected to prevent and mitigate identity theft; and

D. ensure the Identity Theft Prevention Program is updated periodically to reflect changes in risks to Individuals from identity theft, any material changes to Receiving Party’s operations or business arrangements, and any other circumstances that Receiving Party knows or has reason to know may have a material impact on the effectiveness of the Identity Theft Prevention Program, including without limitation, any changes in Data Protection Laws. Without limiting the generality of the foregoing, the Identity Theft Prevention Program shall specifically conform to regulations and guidelines promulgated pursuant to the Fair and Accurate Credit Transactions Act of 2003 and rules and regulations adopted thereunder (collectively, “FACTA”), even if FACTA does not otherwise impose a direct obligation on Receiving Party.

iii. Minimum Data Protection Standards. Without limiting the generality of Sections 3(b)(i) and (ii), Receiving Party shall specifically adhere to: (A) ISO/IEC 27002:2005 (Code of Practice for Information Security Management) in effect from time to time (“ISO 27002”), in connection with all Use of Personal Data; and (B) the Payment Card Industry Data Security Standard in effect from time to time (“PCI DSS”), in connection with all Use, if any, of Personal Data that is “cardholder data” or “sensitive authentication data” (as each such term is used in PCI DSS) (the “Minimum Data Protection Standards”). From time to time after the date hereof, DIRECTV may identify to Receiving Party other standards designed to protect the security, confidentiality and integrity of Personal Data that are widely adopted within the data security industry, including, without limitation, applicable information security standards published by the International Organization for Standardization and the International Electrotechnical Commission. Receiving Party shall comply with all such other standards as DIRECTV may reasonably require within 90 days of written notice to Receiving Party by DIRECTV (and at such time such other standard(s) will be included within the definition of “Minimum Data Protection Standards”).

iii. Responsibility. Notwithstanding any of the foregoing, Receiving Party acknowledges that it is responsible for (A) the security, confidentiality and integrity of Personal Data in its possession or under its control, and (B) the failure of any person or entity that Uses such Personal Data to observe any restriction on disclosure or other Use set forth herein.

c. Compliance with Laws and Standards. When Using the Personal Data of any Individual, Receiving Party shall comply with all Data Protection Laws applicable to Personally Identifiable Information included as part of such Personal Data (i) that impose a direct obligation on Receiving Party, and (ii) of the jurisdiction in which such Individual resides, even if any such Data Protection Law does not otherwise impose a direct obligation on Receiving Party; provided, that if the jurisdiction in which an Individual whose Personally Identifiable Information included in Personal Data resides has not adopted a given Data Protection Law, Receiving Party shall comply with the corresponding Data Protection Laws of the State of California with respect to such Individual’s Personally Identifiable Information. Receiving Party shall further comply with all applicable rules, guidelines, codes, regulations and standards for the privacy and security of Personally Identifiable Information promulgated by (A) any trade or professional association within its industry of which Receiving Party is a member or to which a substantial number of Receiving Party’s competitors belong, and (B) any financial institution or other third party whose systems are Used by Receiving Party to process a transaction involving Personal Data (an “Institution”) (collectively, “Data Protection Standards”). Receiving Party hereby represents that it is presently in compliance with (1) all Data Protection Laws and Data Protection Standards known to impose a direct obligation on Receiving Party, and (2) the Minimum Data Protection Standards identified in clauses (A) and (B) of Section 3(b)(ii). Receiving Party acknowledges that Data Protection Laws may limit the Disclosure and other Use of Personal Data in a manner that may be more restrictive than specifically authorized by the Permitted Use. Receiving Party shall at all times comply with the more restrictive requirements of applicable Data Protection Laws, notwithstanding any failure of essential purpose relating to the Permitted Use.

d. Data Protection Incidents.

i. Defined. A “Data Protection Incident” means (A) any suspected or actual breach of Receiving Party’s facilities, equipment or systems that reasonably may be expected to (1) adversely affect the security or confidentiality of Personal Data, or (2) lead to identity theft with respect to any Individual; (B) any failure to comply with the Security Program, the Identity Theft Prevention Program, or a Minimum Data Protection Standard as it relates to Personal Data; (C) any unauthorized Disclosure or other unauthorized Use of Personal Data in the possession or under the control of Receiving Party; (D) any suspected or actual violation by Receiving Party or any employee, contractor, agent or representative of Receiving Party of any applicable Data Protection Law that reasonably may be expected to (1) adversely affect the security or confidentiality of Personal Data, or (2) lead to identity theft with respect to any Individual; (E) any claim made or suit filed or proceeding instituted by a third party with respect to any of the foregoing items; or (F) any inquiry, investigation or directive initiated or issued by any governmental entity regarding (1) the failure by Receiving Party or any Permitted User to comply with any Data Protection Law, or (2) any compromise in the security or confidentiality of Personally Identifiable Information in the possession or under the control of Receiving Party.

ii. Notice to DIRECTV. Upon becoming aware of a Data Protection Incident, Receiving Party shall promptly (but in no event later than four (4) hours with respect to Receiving Party’s knowledge of any event described in clauses (A) through (D) of Section 3(d)(i)) notify DIRECTV in writing, detailing the circumstances and full particulars thereof. Within one business day of its receipt thereof, Receiving Party shall provide DIRECTV with a copy of (A) any communication from a governmental entity pertaining to a Data Protection Incident, and (B) any complaint or demand filed with a court or governmental entity pertaining to a Data Protection Incident; provided, that Receiving Party may redact from such copy any non-public information relating to the identity of any other customer or client of Receiving Party.

iii. Corrective Measures. In the event of the occurrence of a Data Protection Incident involving Personal Data or in the event Receiving Party or DIRECTV is subject to negative publicity due to a Data Protection Incident, Receiving Party shall take such reasonable corrective measures as DIRECTV may request (including, without limitation, providing breach notifications to Individuals and issuing unauthorized transaction reimbursements). Without limiting the scope of the indemnity provided in Section 3(f), Receiving Party shall promptly reimburse DIRECTV upon written request for all costs and expenses incurred by DIRECTV associated with a Data Protection Incident for any corrective measures required by applicable Data Protection Laws or by any governmental entity or Institution to be taken by DIRECTV (including, without limitation, providing breach notifications to Individuals, closing and/or reopening DIRECTV subscriber accounts, and offering credit monitoring services and identity theft insurance to Individuals). For clarification, DIRECTV shall not be entitled to reimbursement of costs and expenses for corrective measures if such corrective measures have already been taken by TiVo as provided for in the first sentence of this Section 3(b)(iii), unless such additional corrective measures were required by applicable Data Protection Laws or by any governmental entity or Institution to be also taken by DIRECTV, nor shall DIRECTV be entitled to reimbursement under this Section 3(b)(iii) if TiVo has indemnified DIRECTV under Section 3(f) below.

iv. Public Announcements. Receiving Party shall not issue any press release or make any public announcement concerning any Data Protection Incident involving Personal Data without the prior express written approval of DIRECTV with regard to the form, content and timing of such announcement, which approval shall not be unreasonably withheld or delayed. Receiving Party shall cooperate in good faith with DIRECTV in promptly responding to all inquiries by Individuals, governmental entities and Institutions pertaining to any Data Protection Incident involving Personal Data.

e. Audit. Receiving Party shall be responsible for maintaining auditable records to demonstrate that all requirements of this Exhibit are met. Within ninety (90) days after any Data Protection Incident, Receiving Party shall engage an accredited certification body to audit Receiving Party’s compliance with ISO 27002 (the “ISO Audit”) and, unless such Data Protection Incident was merely a suspected (and not actual) breach or violation as described in Section 3.d.i(A) or (D) above, shall conduct an additional ISO Audit twelve (12) calendar months thereafter. Promptly upon completion of the ISO Audits, Receiving Party shall provide DIRECTV with a summary of the relevant portions of the ISO Audits relating to Receiving Party’s compliance with ISO 27002. In addition, Receiving Party shall make available to DIRECTV on request such information as DIRECTV may reasonably require to better understand the type and nature of the specific Uses of Personal Data carried out by Receiving Party. Receiving Party shall authorize the Information Officer to respond to DIRECTV’s inquiries in this regard. DIRECTV may, at reasonable intervals during the term of the Permitted Use and at such time and place as is mutually agreeable, meet with the Information Officer to seek clarification of the implementation and maintenance of the Security Program, the Identity Theft Prevention Program and the Minimum Data Protection Standards and any security, audit and control procedures being taken specifically with respect to Personal Data. Promptly (but in no event later than one business day) upon the occurrence of a Data Protection Incident and otherwise upon at least five (5) business days’ prior written notice at least once each calendar year, Receiving Party shall accord to any independent security expert or auditor selected by DIRECTV and reasonably acceptable to Receiving Party reasonable access to all facilities, systems and records in the possession or under the control of Receiving Party to investigate and examine Receiving Party’s Use of Personal Data and compliance by Receiving Party with the Security Program, the Identity Theft Prevention Program and the Minimum Data Protection Standards as they relate to Personal Data; provided, that any independent third party selected by DIRECTV that is qualified as a Certified Information System Security Professional or as a Certified Information Systems Auditor, or holds a Global Information Assurance Certification from the SANS (SysAdmin, Audit, Network, Security) Institute, shall be deemed acceptable to Receiving Party unless such third party is, or performs services for, any Receiving Party competitor. In the event Receiving Party maintains shared facilities and systems for multiple customers or clients, such expert or auditor shall report to DIRECTV only the results of such investigation and examination pertaining to Use of Personal Data and compliance by Receiving Party with the Security Program, the Identity Theft Prevention Program and the Minimum Data Protection Standards as they relate to Personal Data, and not any non-public information pertaining solely to any other customer or client of Receiving Party. Unless the exigency of the circumstances otherwise dictate, access to such expert or auditor may be granted at Receiving Party’s discretion during non-peak or non-business hours to minimize disruption of Receiving Party’s normal operation of its business.

f. Receiving Party Indemnification. Receiving Party shall defend DIRECTV and its directors, officers, employees, agents and representatives (each, an “Indemnified Party”) from and against all suits, claims, demands, proceedings and other actions brought by a third party, and will pay all associated expenses, costs (including all court costs and reasonable attorney’s fees and disbursements, and to the extent permitted by law, fines, penalties and forfeitures), judgments, liabilities, losses and damages of any nature (including settlements entered into in good faith with Receiving Party’s consent, not to be unreasonably withheld), arising out of or related to or incurred by reason of or in connection with Receiving Party’s Use of Personal Data, including but not limited to (i) any breach by Receiving Party of any representation, warranty or covenant contained in this Exhibit, (ii) the occurrence of a Data Protection Incident, and (iii) any claim made by any Individual, governmental entity or Institution in respect of any actual or alleged (A) misappropriation or other unauthorized Disclosure or other Use of Personal Data in the possession or under the control of Receiving Party, or (B) failure of Receiving Party to comply, in respect of Personal Data, with the Security Program, the Identity Theft Prevention Program, any Minimum Data Protection Standard or any applicable Data Protection Law. DIRECTV shall give prompt written notice to Receiving Party of any suit, claim, demand, proceeding or other action for which indemnity is sought under this Section 3(f); provided, that the failure of DIRECTV to give such notice shall not release Receiving Party from its indemnification obligations with respect thereto unless Receiving Party is actually and materially prejudiced by such failure. Receiving Party shall have the right to control the defense of any such claim, action or demand and any related settlement negotiations, and DIRECTV shall reasonably assist in such defense at Receiving Party’s expense. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel if, in such Indemnified Party’s reasonable judgment, it is advisable to be represented by separate counsel due to a legal conflict; in such event, the reasonable fees and disbursements of such counsel shall be paid by Receiving Party. Without the prior written consent of DIRECTV, Receiving Party shall not settle any suit, claim, demand, proceeding or other action pursuant to which (1) Receiving Party on behalf of an Indemnified Party purports to incur any financial obligation, agree to any injunctive relief, or admit to any wrongdoing, or (2) any right or privilege of DIRECTV is adversely affected.

4. Ownership. Receiving Party acknowledges and agrees that, as between DIRECTV and Receiving Party and except for Independent Information, DIRECTV has sole and exclusive: (a) copyright, sui generis and other proprietary rights in and to all Personally Identifiable Information included within Personal Data originally made available to Receiving Party for Permitted Use; and (b) compilation and other similar rights in Personally Identifiable Information included within Personal Data that is generated by Receiving Party or third parties in connection with the performance of activities on behalf of or for the benefit of DIRECTV pursuant to the Agreement. Receiving Party further acknowledges and agrees that each Individual may have proprietary rights in and to such Individual’s own Personally Identifiable Information included within Personal Data. In the event of any misappropriation or misuse of such Personally Identifiable Information by Receiving Party or any person or entity to whom Receiving Party Discloses such Personally Identifiable Information, both DIRECTV and each such Individual shall have the right to obtain injunctive relief against Receiving Party for such misappropriation or misuse. Receiving Party is acting as custodian for the benefit of DIRECTV of all Personal Data, and no title to Personal Data, nor to any copy thereof (including any electronic or physical embodiment thereof), is being transferred to Receiving Party. Personal Data and all embodiments thereof (both electronic and physical) shall at all times remain the exclusive property of DIRECTV and shall not be subject to attachment, garnishment or levy by any creditor of Receiving Party; Receiving Party shall take no action inconsistent therewith.

5. Limitation of Liability; Disclaimer.

a. Limitation of Liability. NEITHER PARTY HEREUNDER SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY

RELATED TO PERSONAL DATA, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, BUSINESS OPPORTUNITY, GOODWILL OR DATA, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY UNAVAILABILITY OF REMEDIES.

b. Disclaimer. RECEIVING PARTY SPECIFICALLY ACKNOWLEDGES THAT PERSONAL DATA IS PROVIDED “AS IS” AND MAY HAVE ERRORS, DEFECTS OR DEFICIENCIES. DIRECTV HEREBY EXPRESSLY DISCLAIMS, AND RECEIVING PARTY HEREBY EXPRESSLY WAIVES, ALL WARRANTIES AND REPRESENTATIONS BY DIRECTV, EXPRESS OR IMPLIED, WITH RESPECT TO PERSONAL DATA, INCLUDING WITHOUT LIMITATION WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE, TIMELINESS, VALIDITY, SEQUENCE, COMPLETENESS AND ACCURACY.

6. Miscellaneous. Notwithstanding any provision to the contrary in the Agreement: (a) all obligations imposed by this Exhibit (except as set forth in Section 6(c)) and all representations and warranties made by Receiving Party in this Exhibit shall survive any expiration or termination of the Agreement for as long as any Personal Data or any embodiment thereof is in the possession or under the control of Receiving Party; and (c) all obligations imposed by Sections 3(a), 3(d)(ii) through (iv), 3(e), 3(f), 4 and 5 of this Exhibit shall survive any expiration or termination of the Agreement and shall be continuing and binding upon Receiving Party and its successors and/or assigns, whichever the case may be, and shall inure to the benefit of DIRECTV, its successors and assigns and to the benefit of their officers, directors, employees, agents and representatives and their respective heirs, executors, administrators, successors, and assigns.

7. Special PCI DSS Acknowledgment. Receiving Party acknowledges that Personal Data made available to Receiving Party for Permitted Use may include “cardholder data” and “sensitive authentication data” (as each such term is used in PCI DSS). Accordingly, notwithstanding anything contained in the Agreement or this Exhibit, Receiving Party shall specifically adhere to PCI DSS requirements in connection with all Use of such “cardholder data” and “sensitive authentication data”, and further acknowledges that it is responsible for the security of “cardholder data” and “sensitive authentication data” in its possession or under its control.